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                                                                    EXHIBIT 11.3


                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 2000
                (Dollars in thousands, except per share amounts)


                                                                                       Percent
                                                             Number of Shares        Outstanding          Equivalent Shares
                                                             ----------------        -----------          -----------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                          639              100.00%                       639

After Initial Public Offering
  1998 Common Stock Offering                                   15,000,000              100.00%                15,000,000
  Preferred Stock Converted to Common Stock                    60,511,692              100.00%                60,511,692
  1999 Common Stock Offering                                   21,041,100              100.00%                21,041,100
  2000 Common Stock Offering                                   10,703,109              100.00%                10,703,109
  Treasury Shares                                                (327,495)             100.00%                  (327,495)
  Warrants Exercised                                              626,094               99.74%                   624,459
  Stock Options Exercised                                         643,953               87.18%                   561,382
  Cash in Lieu of Stock Split                                        (577)             100.00%                      (577)
  Employee Stock Discount Purchase Plan Shares Issued             194,520               99.14%                   192,838
  Common Stock Issued for Business Acquisitions                   393,482               17.86%                    70,285
                                                                                                            ------------

  WEIGHTED AVERAGE SHARES OUTSTANDING                                                                        108,377,431

  NET LOSS APPLICABLE TO COMMON STOCK                                                                       $(56,730,000)

  NET LOSS PER SHARE, BASIC AND DILUTED                                                                     $      (0.52)
                                                                                                            ============
